February 8, 2006


Mail Stop 4561

      VIA U.S. MAIL AND FAX (954) 776-0117

Juan C. Ferreira
Director, President Chief Financial and Chief Accounting Officer
Centale, Inc.
6700 N. Andrews Ave.
Suite 605
Ft. Lauderdale, FL  33309

Re:	Centale, Inc.
	Form 10-KSB for the year ended March 31, 2005
      Filed June 29, 2005
      File No. 0-50863

Dear Mr. Ferreira:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



						Sincerely,



Linda VanDoorn
Senior Assistant Chief Accountant



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